Exhibit 23-1


                        INDEPENDENT AUDITORS' CONSENT
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The Board of Directors
Multimedia, Inc.

We consent to the inclusion of our report dated February 10, 1995, with respect to the consolidated balance sheets of Multimedia, Inc. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of earnings, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1994, which report appears in the Form 8-K of Gannett Co., Inc. dated October 23, 1995.

/s/ KPMG Peat Marwick LLP
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    KPMG Peat Marwick LLP

Greenville, South Carolina
October 23, 1995